Exhibit 99.1


                        SERVICE CORPORATION INTERNATIONAL
           ANNOUNCES COMPLETION OF MERGER WITH ALDERWOODS GROUP, INC.


HOUSTON, Texas, November 28, 2006 . . . Service Corporation International (NYSE:
SCI) announced today that it has completed its acquisition of Alderwoods Group, Inc. (Nasdaq: AWGI). Under the terms of the merger agreement, each outstanding share of Alderwoods' common stock has been converted into the right to receive $20.00 in cash, without interest. As a result of the acquisition, the common stock of Alderwoods will cease to be publicly traded and, accordingly, will no longer be listed on The Nasdaq Stock Market, Inc.

MERGER TRANSACTION
The Bank of New York Trust Company, N.A. will act as the paying agent in the merger and will mail to former Alderwoods stockholders a letter of transmittal and instructions for receiving payment of the merger consideration. Holders of Alderwoods common stock certificates will receive the merger consideration soon after submitting a properly completed letter of transmittal to The Bank of New York Trust Company, N.A. All questions relating to receipt of the merger consideration should be directed to The Bank of New York Trust Company, N.A. at
(214) 880-8238. Alderwoods stockholders whose shares are held by a broker, bank or other nominee should contact such broker, bank or other nominee regarding receipt of the merger consideration.

TENDER OFFERS
SCI announced that, pursuant to the terms of its previously announced cash tender offer and consent solicitation for certain of its 7.70% Senior Notes due 2009, CUSIP Nos. 817565AX2, 817565AV6 and B17565AW4 (the "SCI 7.70% Notes"), SCI
has accepted for payment $139,047,000 aggregate principal amount, constituting approximately 96.25% of the SCI 7.70% Notes. SCI also announced that the supplemental indenture to the indenture governing the SCI 7.70% Notes, executed on November 28, 2006, is now operative.

SCI announced that, pursuant to the terms of Alderwoods' previously announced cash tender offer and consent solicitation for Alderwoods' 7.75% Senior Notes due 2012, CUSIP No. 014383AFO (the "Alderwoods 7.75% Notes"), Alderwoods has accepted for payment $200 million aggregate principal amount, constituting all of the Alderwoods 7.75% Notes.

NEW CREDIT FACILITY
On November 28, 2006, SCI also entered into a new 5-year, $450 million senior credit facility (the "Credit Facility") with a syndicate of financial institutions, comprised of a $300 million revolving credit facility, which replaces SCI's former $200 million revolving credit facility, and a $150 million term loan facility. SCI funded the $150 million term loan (the "Term Loan") under the Credit Facility. The $300 million revolving credit facility remains undrawn. The proceeds of the Term Loan, together with cash on hand and other financings, are being used to pay the merger consideration, to purchase the SCI 7.70% Notes and the Alderwoods 7.75% Notes and to pay related costs and expenses.

RELEASE OF ESCROWED FUNDS FROM PRIVATE OFFERING
On October 3, 2006, SCI announced the completion of a private offering of $500 million aggregate principal amount of unsecured senior notes, consisting of $250 million aggregate principal amount of 7 3/8% Senior Notes due 2014 and $250 million aggregate principal amount of 7 5/8% Senior Notes due 2018. The net proceeds of each series of notes, previously held in separate escrow accounts pending the consummation of the acquisition of Alderwoods and related transactions, has now been released.

ADDITIONAL PRIVATELY PLACED NOTES
On November 28, 2006, SCI sold $200 million aggregate principal amount of unsecured senior notes, consisting of $50 million of Floating Rate Series A Senior Notes due 2011 and $150 million of Floating Rate Series B Notes due 2011 (collectively, the "Notes"). The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The proceeds of the Notes, together with cash on hand and other financings, will be used to pay the merger consideration and to refinance certain other indebtedness.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release regarding expected future events, as well as certain information in other filings with the Securities Exchange Commission ("SEC") and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words "believe," "will," "continue," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations and beliefs of SCI management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, various uncertainties associated with the funeral service industry in general and Alderwoods' and SCI's operations in particular. Additional factors that may affect future results are contained in Alderwoods' and SCI's periodic reports filed with the SEC, especially under the headings "Forward-Looking Statements" and "Risk Factors." Alderwoods and SCI undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ABOUT SERVICE CORPORATION INTERNATIONAL
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At September 30, 2006 and pro forma for the merger, we owned and operated 1,405 funeral homes, 214 cemeteries, and 234 combination funeral homes and cemeteries in 46 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at WWW.SCI-CORP.COM. For more information about Dignity Memorial(R) please visit WWW.DIGNITYMEMORIAL.COM.



CONTACTS

Investors:  Debbie Young - Director / Investor Relations         (713) 525-9088

Media:  Greg Bolton - Director / Corporate Communications        (713) 525-5235